Exhibit 10.61

SEVERANCE COMPENSATION AGREEMENT
Dated as of July 11, 2001
Between
DATUM INC., a Delaware corporation, (the “Company”)
And
Ilan Havered (the “Executive”)

     The Company’s Board of Directors (the “Board”) has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     This Agreement sets forth the severance compensation which the Company agrees it will pay to the Executive if the Executive’s employment with the Company terminates under one of the circumstances described herein following a “Change in Control” of the Company (as defined in Section 2).

     1. Term. The term (“Term”) of this Agreement shall commence on the date hereof and, subject to earlier termination pursuant to Section 3(b), 3(c) or 3(d) hereof, shall end three (3) years following the date on which notice of non-renewal or termination of this Agreement is given by either the Company or Executive to the other. Thus, this Agreement shall be renewable automatically on a daily basis so that the outstanding Term is always three (3) years following any effective notice of non-renewal or of termination given by the Company or Executive.

     2. Change in Control. No compensation shall be payable under this Agreement unless and until (a) there has been a Change in Control of the Company while the Executive is still an employee of the Company and (b) the Executive’s employment by the Company terminates in the circumstances specified in Section 3(a). For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of at least 65% of common stock of the surviving corporation immediately after the consolidation or merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than to a corporation in which the holders of the Company’s Common Stock immediately prior to such transaction have substantially the same proportionate ownership of at least 65% of the common stock of such corporation, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 35% of the Company’s outstanding shares of Common Stock, or (iv) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two (2) year period constituted the entire Board do not for any reason constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least five-eighths of the directors then still in office who were directors at the beginning of the period.

     3. Termination Following Change in Control.

          (a) Termination. If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 upon the subsequent termination of the Executive’s employment with the Company within twenty-four (24) months of such Change in Control, whether requested by the Executive or by the Company, unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability (as defined in Section (3)(b) below); (iii) the Executive’s Retirement (as defined in Section 3(c) below); (iv) the Executive’s termination by the Company for Cause (as defined in Section 3(d) below); or (v) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) below).

          (b) Death or Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive is absent from his duties with the Company on a full-time basis for six (6) months, the Company may elect to terminate the Executive for “Disability” by written notice to Executive and without liability to Executive pursuant to this Agreement; provided, however, that any such termination shall be effective only at the end of thirty (30) days following the delivery of such notice and only if Executive fails to return to the full-time performance of duties by the end of such 30-day notice period. In addition, this Agreement shall terminate immediately in the event of the death of the Executive occurring at any time during the Term hereof, and in such event the Company shall have no liability by reason of such termination.

          (c) Retirement. The Executive shall be deemed terminated automatically, without liability to Executive pursuant to this Agreement, upon Retirement (as hereinafter defined) of Executive without liability to the Company pursuant to this Agreement. “Retirement” as used in this Agreement shall be deemed to occur upon the Executive’s having reached such age as shall have been fixed in any arrangement mutually established by the Company and the Executive.

          (d) Cause. The Company may terminate the Executive, without liability to the Executive pursuant to this Agreement, if the Executive’s employment with the Company is terminated for Cause. For purposes solely of determining whether the Company may terminate the Executive pursuant to this Section 3(d) without liability to the Executive, the Executive shall be deemed to have been terminated for “Cause” only if Executive had engaged in fraud, misappropriation or embezzlement, or any conviction or admission of a felony or other offense involving dishonest or moral turpitude. Notwithstanding the foregoing, the Executive shall not be deemed, for purposes of this Agreement, to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than five-eighths of the entire membership of the Company’s Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 3(d) and specifying the particulars thereof in detail.

          (e) Good Reason. The Executive may terminate the Executive’s employment for Good Reason at any time after a Change in Control during the Term. For purposes of this Agreement, “Good Reason” shall mean any of the following:

               (i) The Company has materially changed the Executive’s position, duties, responsibilities, status, or offices as in effect immediately prior to a Change in Control of the Company, or has removed the Executive from or failed to reelect the Executive to any of such positions;

               (ii) A reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the Term;

               (iii) Any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company’s life insurance, accident, disability and health insurance plans, 401(k) and bonus plans, stock options, and all other similar plans which are from time to time made generally available to senior executives/officers of the Company) and in which the Executive is participating at the time of a Change in Control of the Company, unless there are substituted therefore plans or arrangements providing the Executive with essentially equivalent and no less favorable benefits (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company;

               (iv) Any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, the Company’s plans enumerated in subparagraph (iii) above and similar incentive compensation benefits) in which the Executive is participating at the time of a Change in Control of the Company, unless there are substituted therefore plans or arrangements providing the Executive with essentially equivalent and no less favorable benefits (hereinafter referred to as “Incentive Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in any such Incentive Plan or reduce the Executive’s potential benefits under any such Incentive Plan, expressed as a percentage of his base salary, by more than ten (10) percentage points in any fiscal year as compared to the immediately preceding fiscal year;

               (v) Any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the Company’s stock option and purchase plans and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Executive is participating at the time of a Change in Control of the Company, unless there are substituted therefor plans or arrangements providing the Executive with essentially equivalent and no less favorable (hereinafter referred to as “Securities Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Securities Plan;

               (vi) A relocation of the Company’s principal executive offices to a location outside of Orange County, California, or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations during the twelve (12) months immediately preceding a Change of Control of the Company;

               (vii) Any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change of Control of the Company;

               (viii) Any material breach by the Company of any provision of this Agreement;

               (ix) Any failure by the Company to obtain the assumption of this Agreement by any successor or assignee of the Company; or

               (x) Any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective.

          (f) Notice of Termination. Any termination of the Executive by the Company for Disability pursuant to Section 3(b) or for Cause pursuant to Section 3(d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

          (g) Date of Termination. “Date of Termination” shall mean (i) if the Executive is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (ii) if the Executive is terminated by the Company for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     4. Severance Compensation upon Termination of Employment. Subject to Section 4(e) below, if, within twenty-four (24) months following a Change in Control, the Company shall terminate the Executive’s employment other than pursuant to Section 3(b), 3(c) or 3(d), or if the Executive terminates his employment for Good Reason pursuant to Section 3(e), then:

          (a) Severance Payment. The Company shall pay to the Executive as severance pay a lump sum, in cash, in full on the fifth day following the Date of Termination an amount equal to (i) the Executive’s highest annual base salary in effect during the 12-month period immediately preceding the Date of Termination, and (ii) a lump sum payment of the Executive’s incentive compensation bonus that would otherwise be payable to Executive under the Company’s Bonus Plan then in effect for the year in which the Date of Termination occurred assuming one hundred percent (100%) satisfaction of all performance goals established under such Bonus Plan for the Executive, multiplied by 2.0. The foregoing payment shall be in addition to any payments or other compensation that would otherwise be payable to executives under any other then existing Severance Plan of the Company. All payments hereunder shall be made net of withholdings required by applicable federal, state or local laws.

          (b) Stock Options. All stock options not currently exercisable held by the Executive will accelerate and become exercisable as of the Date of Termination.

          (c) Restricted Stock. All restrictions on any restricted stock, including without limitation any vesting requirements on any unvested stock, held by the Executive as of the Date of Termination shall be removed.

          (d) Continuation of Benefits. The Company shall continue for a period of one (1) year from the Date of Termination to provide the following benefits to the Executive on the same terms as provided to the Executive on the Date of Termination:

               (i) Participation in the Company’s medical, dental and vision plans;

               (ii) Long-term disability insurance; and

               (iii) Life Insurance.

Notwithstanding the foregoing, any benefits payable under this subsection 4(d) shall terminate at such time as the Executive becomes eligible for similar benefits from any subsequent employer; provided, however that at the end of the period of coverage hereinabove provided for, the Executive shall have the option to have assigned to the Executive at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to the Executive.

          (e) Limitation. To the extent that any or all of the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and, but for this Section 4(e), would be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times the Executive’s “base amount” (as defined in the Code).

The determination of any reduction or increase of any payment or benefits under this Section 4 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Executive.

     5. No Obligation to Mitigate Damages: No Effect on Other Contractual Rights.

          (a) No Obligation to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except as set forth in Section 4(d), shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

          (b) No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

     6. Successors and Assigns.

          (a) The Company. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee to its business and/or assets as aforesaid which assumes the obligations of the Company under this Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, such indirect employment of the Executive by the Company shall not excuse the Company from performing its obligations under this Agreement as if the Executive were directly employed by the Company, and the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof, notwithstanding any such indirect employment relationship.

          (b) The Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

     7. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered, one business day after being sent for overnight delivery by a nationally recognized overnight courier or three business days after being mailed by United States registered mail, return-receipt requested, postage-prepaid, addressed as follows:

          If to the Company:

Vice President and Chief Financial Officer Datum Inc. 9975 Toledo Way Irvine, California 92618

          If to the Executive:

               __________________________

               __________________________

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11. Arbitration, Legal Fees and Expenses. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the matter shall be determined by arbitration, which shall take place in Orange County, California, under the rules of the American Arbitration Association; and a judgment upon such award may be entered in any court having jurisdiction thereof. Any decision or award of such arbitrator shall be final and binding upon the parties and shall not be appealable. The parties hereby consent to the jurisdiction of such arbitrator and of any court having jurisdiction to enter judgment upon and enforce any action taken by such arbitrator. The Company shall pay all legal fees and expenses that the Executive may incur as a result of the Company’s contesting the validity, enforceability or the executive’s interpretation of, or determinations under, this Agreement.

     12. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

     13. Entire Agreement. This Agreement contains all of the terms agreed upon between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes all prior severance agreements between the Executive and the Company. The Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except as evidenced by written agreement of the Executive and the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“COMPANY”	“EXECUTIVE”

DATUM, INC

By: /s/ Erik H. van der Kaay	By: /s/ Ilan Havered
Name: Erik H. van der Kaay	Name: Ilan Havered
Title: President and Chief Executive Officer	Title: Vice President, International Sales and Marketing